Exhibit 99.(h)(1)(h)

SIXTH AMENDMENT TO LETTER AGREEMENT

This Sixth Amendment (“Amendment”) to a certain letter agreement dated as of December 17, 2008, as amended on January 1, 2010, January 1, 2015, December 15, 2015, January 1, 2018, and January 1, 2020 (the “Agreement”) by and between HC Capital Trust (f/k/a The Hirtle Callaghan Trust) (the “Trust”) and Foreside Fund Officer Services, LLC (“Foreside”), as assignee by consent from the assignor Alaric Compliance Services, LLC (“Alaric”) pursuant to the terms of the Assignment and Amendment Agreement effective as of December 7, 2021 by and among the Trust, Alaric and Foreside, is effective as of June 1, 2023 (the “Effective Date”).

WHEREAS, the Trust and Foreside wish to amend Section 1(a) and Schedule A to the Agreement to change the name of the identified Chief Compliance Officer and to also amend Schedule A to the Agreement to update the list of Portfolios of the Trust;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Section 1(a) is hereby amended to identify Mr. Andrew N. Jones as the individual designated to serve in the capacity of the Chief Compliance Officer of the Trust.

3.	Schedule A to the Agreement is hereby deleted and replaced in its entirety by Schedule A to this Amendment.

4.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the Effective Date.

HC CAPITAL TRUST		FORESIDE fund officer SERVICES, LLC

By:	/s/ Colette Bergman	By:	/s/ Joseph C. Smith
	Name: Colette Bergman		Name: Joseph C. Smith
	Title: VP & Treasurer		Title: Senior Counsel

SCHEDULE A

Designation of Mr. Andrew N. Jones as Chief Compliance Officer of the HC Capital Trust, the performance by Mr. Jones of the duties and responsibilities required of such an officer at an annual rate as per the schedule below, billed monthly, payable in advance to Foreside, in full by wire transfer upon receipt.

Annual Fee	$164,000

The above-mentioned fees specifically do not include the out-of-pocket expenses that the Trust agrees to reimburse to Foreside, monthly, upon receipt of invoice and reasonable evidence of expenses, pursuant to the terms of Paragraph 4.

The fee schedule applies to the following portfolios of the Trust:

The Value Equity Portfolio

The Growth Equity Portfolio

The Institutional U.S. Equity Portfolio

The Small Capitalization-Mid Capitalization Equity Portfolio

The ESG Growth Portfolio

The Catholic SRI Growth Portfolio

The International Equity Portfolio

The Institutional International Equity Portfolio

The Emerging Markets Portfolio

The Core Fixed Income Portfolio

The Corporate Opportunities Portfolio

The U.S. Government Fixed Income Securities Portfolio

The U.S. Corporate Fixed Income Securities Portfolio

The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio

The Short-Term Municipal Bond Portfolio

The Intermediate Term Municipal Bond Portfolio

The Intermediate Term Municipal Bond II Portfolio